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                                                                    EXHIBIT 10.2

                         TAX INDEMNIFICATION AGREEMENT


     This Tax Indemnification Agreement ("Tax Agreement") is entered into as of this 31st day of July, 1995, by and between the undersigned shareholders (collectively, the "Shareholders") of Valley-Hi Investment Company ("Valley-Hi") and Norwest Corporation ("Norwest").

     WHEREAS, Valley-Hi and Norwest are parties to that certain Agreement and Plan of Reorganization dated March 21, 1995 (the "Reorganization Agreement") under which it is contemplated that a wholly-owned subsidiary of Norwest will merge with and into Valley-Hi and as a result the Shareholders will receive in exchange for each share of common stock of Valley-Hi, no par value ("Valley-Hi Common Stock") owned by such Shareholder immediately prior to the Effective Time of the Merger (as defined in the Reorganization Agreement), a number of shares of common stock of Norwest, par value $1-2/3 per share ("Norwest Common Stock") as more specifically set forth in the Reorganization Agreement, and

     WHEREAS, the Shareholders will derive substantial benefit from the transactions contemplated by the Reorganization Agreement, and

     WHEREAS, the Shareholders have agreed to indemnify Norwest for certain matters; and

     WHEREAS, the Shareholders, Norwest and Norwest Bank Minnesota, N.A. have entered into an escrow agreement of even date herewith (the "Escrow Agreement") pursuant to which a number of shares of Norwest Common Stock will be held in escrow as more specifically set forth in the Escrow Agreement.

     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                   AGREEMENT

1.0 DEFINITIONS. For purposes of this Tax Agreement, unless the context clearly requires otherwise, the following capitalized terms will have the meanings set forth below; terms defined elsewhere in this Tax Agreement will have the same meaning throughout this Tax Agreement; and capitalized terms used in this Tax Agreement but not specifically defined will have the meanings set forth in the Reorganization Agreement or Escrow Agreement.

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     1.1 "TAX CLAIM" means notice from the Internal Revenue Service: (a)
     assessing or proposing to assess liability for any federal taxes with respect to a Tax Loss, whether such notice is in the form of a revenue agent's report (e.g., Forms 4549 or 4549-A), a preliminary notice of deficiency (e.g., a thirty (30)-day letter) or a statutory notice of deficiency (e.g., a ninety (90)-day letter) or otherwise; or (b) adjusting or proposing to make any adjustments which result or may result in a Tax Loss.

     1.2 "CODE" means the Internal Revenue Code of 1986, and the final and temporary Treasury Regulations promulgated thereunder, all as amended and in effect on the Closing Date; provided, however, that the definition of Code as it relates directly to a Tax Loss shall also include all retroactive amendments, modifications, additions, deletions or other changes adopted, enacted, promulgated or effective after the Closing Date.

     1.3 "FINAL DETERMINATION" means the earlier to occur of: (a) a final decision of a court of competent jurisdiction regarding a Tax Claim with respect to which all rights of appeal have lapsed or been exercised in which case a Final Determination means a final decision of an appellate court of competent jurisdiction with respect to such appeal; (b) notice by Shareholders of their decision not to take action with respect to a Tax Claim pursuant to Section 3.2(b)(ii) of this Tax Agreement; or (c) the expiration or lapse of the ability to contest a Tax Claim in all courts of competent jurisdiction without Shareholders having commenced such contest for the Taxable Year.

     1.4 "TAX YEAR" means the tax year or partial tax year ending on the Closing Date (as that term is defined in the Reorganization Agreement).

     1.5 "TAX LOSS" means the sum of the Base Amount, plus Supplemental Damages, plus Penalties, plus Expenses, determined as follows:

     (a) BASE AMOUNT. For the Tax Year, the aggregate dollar amount of any Company federal tax increase as a result of a Final Determination disallowing all or any part of the deductions taken by Company including, but not limited to those available under Sections 162 and 83(h) of the Code, relating to the issuance by Valley-Hi to Jack Willome, Jack Biegler and Jack Robinson of 26,250 shares of Valley-Hi Common Stock, no par value per share ("Deduction").

     (b) SUPPLEMENTAL DAMAGES. The amount of Supplemental Damages will be equal to the actual interest on any actual federal tax liabilities attributable to the Tax Loss portion of a Tax Claim.

     (c) PENALTIES. All penalties and additions to tax payable to any taxing authority to the extent attributable to the Tax Loss portion of a Tax Claim.

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     (d)  EXPENSES.  All out-of-pocket expenses, including, without limitation, reasonable expenses and fees of counsel, costs, claims, judgments, assessments and losses incurred by Norwest in connection with the contest or resolution of the Tax Loss portion of a Tax Claim and any corrective action taken by Norwest in connection therewith including, for example, but not by way of limitation, costs of preparing amended federal, state and local income tax returns. To the extent that Norwest incurs Expenses attributable to both the Tax Loss and non-Tax Loss portion of the Tax Claim, Shareholders will only be responsible for an amount of such Expenses allocable to the Tax Loss portion of the Tax Claim. For purposes of this Section 1.5(d), Norwest's Expenses may include costs associated with activities of Norwest's internal personnel.

     1.6 ESCROW AMOUNT. Means 23,000 shares of Norwest Common Stock multiplied by $23 or $529,000.

2.0  INDEMNIFICATION.

     2.1 INDEMNIFICATION. Subject to the terms and conditions of this Tax Agreement, Shareholders, severally, agree to indemnify and hold harmless, Norwest, its affiliates (including, as of the Closing Date, Valley-Hi and its affiliates) and their respective directors, officers, employees and agents and to assume liability for any Tax Loss related to a Tax Claim up to a maximum amount equal to the Escrow Amount; provided, however, that Shareholders' liability hereunder shall be limited to the disbursement to Norwest of the Escrow Shares (as defined in the Escrow Agreement) in accordance with the terms and conditions of this Tax Agreement and the Escrow Agreement.

     2.2 VERIFICATION OF CALCULATIONS. Norwest shall provide Shareholders with an itemized statement in reasonable detail (substantiated to the reasonable satisfaction of Shareholders) certified by an officer of Norwest, to support all requests for indemnification under this Tax Agreement.

     2.3 NON-INDEMNIFIED EVENTS. The failure of Norwest and/or its affiliates (including, after Closing, Valley-Hi) to timely file and properly claim the Deductions shall eliminate Norwest's rights to indemnification hereunder.

3.0  CONTEST PROCEDURES.

     3.1 NOTICE OF TAX CLAIMS. If the Internal Revenue Service makes a Tax Claim and, if all or any part of that Tax Claim could result in a Tax Loss for which indemnification would be required under this Tax Agreement, then Norwest will provide notice (including a copy of the Tax Claim related to a Tax Loss) to Shareholders within a reasonable time after first receiving notice of such Tax Claim

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     related to a Tax Loss, but, in the case of a preliminary or statutory notice of deficiency, in no event later than twenty (20) business days after the date of the notice of such Tax Claim. Failure to provide Shareholders with timely notice of a Tax Claim related to a Tax Loss will, with respect to such Tax Claim constitute a waiver, with respect to such Tax Claim, of Norwest's right to indemnification under this Tax Agreement for any and all incremental costs and expenses that Norwest may incur as a result of actions necessary to, if possible, reinstate the contest rights that would have been available had Shareholders received timely notice.

     3.2  CONTROL OF CONTEST.

     (a)  PARTICIPATION IN DEFENSE.

          (i) Subject to Section 3.2(b) below, Norwest shall have the right to participate and assist in the defense of a Tax Claim as it relates to a Tax Loss and to employ its own counsel in connection therewith.

          (ii) For as long as Shareholders control the defense of a Tax Claim as it relates to a Tax Loss, Shareholders shall not be liable to Norwest for the Expenses of Norwest's counsel or other Expenses incurred by Norwest in connection with participating or assisting in the defense of such a Tax Claim; provided, however, that Shareholders shall (subject to the limitations of Section 2.1 above) be liable for (A) any such Expenses incurred prior to the time Shareholders assumed such defense and (B) the reasonable costs of investigation and preparation incurred by Norwest at the request of Shareholders.

          (iii) In the event that, pending or during the defense of a Tax Claim, or before a Final Determination, Shareholders determine that the potential Tax Claim shall exceed the maximum Escrow Amount for which Shareholders would be liable under Section 2.0 of the Agreement or, at their option, elect to release all of their shares held in Escrow and turn over the defense of such Tax Claim to Norwest, then in such event, Shareholders shall cooperate in turning over the defense of such a Tax Claim to Norwest and shall not thereafter settle, compromise, or take any other action which could adversely affect Norwest's contest of such Tax Claim and Shareholders will hold harmless Norwest from any loss or damage resulting from any action taken in violation of this covenant.

     (b)  CONTROL OF CONTEST.

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          (i)  Except as provided in Section 3.3 below, from the date of receipt by Shareholders of notice of a Tax Claim, Shareholders will be deemed to have assumed and shall assume control over the conduct of any contest and resolution of a Tax Claim as it relates to the Tax Loss, and such contest and all preparations therefor will be the responsibility of, and at the cost and expense of, Shareholders. Shareholders may determine, in their reasonable discretion, and without consent of Norwest (subject to Section
               3.3 below), the nature of all actions to be taken to contest a Tax Claim that relates to a Tax Loss, including, without limitation: (i) whether any action to contest such Tax Claim initially will be by judicial or administrative proceedings or both; (ii) whether such Tax Claim will be contested by the payment or nonpayment of such Tax Claim in accordance with applicable Code provisions or by seeking a refund or any combination thereof; and (iii) if Shareholders decide to undertake judicial action with respect to such Tax Claim, the court or other judicial body before which the action will be commenced. Shareholders are not obligated to pursue an appeal from any adverse determination by any judicial or administrative body of a Tax Claim related to a Tax Loss.

          (ii) At any time, whether before or after taking any action to contest a Tax Claim that relates to a Tax Loss, Shareholders may decline to take any action with respect to all or any portion of the Tax Claim. Shareholders agree to give Norwest immediate notice of any such decision, which notice will constitute a Final Determination under this Tax Agreement with respect to the Tax Loss that was the subject of the Tax Claim. Shareholders may not compromise or settle the portion of any Tax Claim that relates to a Tax Loss if such settlement or compromise involves the payment of an amount in excess of the Escrow Amount for which Norwest is then entitled to indemnification hereunder, in which event the prior consent of Norwest is required, which consent will not be unreasonably withheld. Norwest may not compromise the Tax Loss portion of any Tax Claim without the prior written consent of Shareholders, which consent shall not be unreasonably withheld.

     3.3 SEGREGATION OF TAX CLAIMS. To the extent that a Tax Claim relates to issues different from or in addition to a potential Tax Loss (regardless of whether the outcome of such portion of the Tax Claim is related to or dependent upon the resolution of the Tax Loss portion of the Tax Claim), the parties will use their best efforts to have the Internal Revenue Service segregate the Tax Loss portion of the Tax Claim. Notwithstanding the foregoing sentence, Norwest will remain responsible in all other respects of controlling, at Norwest's cost and expense, the contest and resolution of the non-Tax Loss portion of such Tax Claim.

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     3.4  COOPERATION.  Norwest will fully and timely cooperate in good faith with Shareholders in connection with the contest and resolution of any Tax Claim related to a Tax Loss, including, without limitation, providing Shareholders and their agents reasonable access to review and copy all tax returns and records relevant to such Tax Claim. To the extent feasible, the parties agree that Shareholders may and will prosecute the contest and resolution of any Tax Claim related to a Tax Loss in its own name. Shareholders and Norwest agree that they will use their best efforts to act and take positions consistent with the intention of the parties to preserve the validity and effectiveness of the Deduction contemplated by the Agreement.

4.0  MISCELLANEOUS.

     4.1 OTHER AGREEMENTS. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Tax Agreement have been made by any party which are not expressly set forth in this Tax Agreement, the Reorganization Agreement, or in the Escrow Agreement. References in this Tax Agreement to any particular sections or provisions of the Reorganization Agreement or the Escrow Agreement are intended to refer to those sections and provisions as the same may be modified or amended from time to time in accordance with their terms and those provisions are incorporated into this instrument by reference to the same extent as if fully set forth in this instrument.

     4.2 SURVIVAL OF AGREEMENT; TERMINATION. The obligations and liabilities of the parties arising under this Tax Agreement will continue in full force and effect, notwithstanding the Closing, until the earlier to occur of:
     all such obligations having been met and such liabilities having been paid in full, at which time all of the rights and obligations of the parties under this Tax Agreement will terminate and become null and void. This Tax Agreement shall survive until termination as provided above, notwithstanding the expiration of any applicable statute of limitations relating to Norwest's ability to enforce the provisions hereof. In the event that, during the continuance of this Tax Agreement, Shareholders become liable for the payment of the Escrow Amount pursuant to Section 2 of this Tax Agreement, such liability shall continue, notwithstanding the expiration or termination of this Tax Agreement, until all such amounts are paid or reimbursed.

     4.3 NOTICES. Any notices or consents required or permitted by this Tax Agreement shall be in writing and shall be deemed delivered, if sent by First Class Mail postage prepaid, delivered in person or sent by certified mail, postage prepaid, return receipt requested, as follows, unless such address is changed by written notice hereunder:

          If to the Shareholders:

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          Jack E. Biegler
          P.O. Box 5250
          San Antonio, Texas  78201

          and

          Ronald K. Calgaard, Trustee
          150 Oakmont
          San Antonio, Texas  78212

          with copies to:

          James M. Doyle, Jr.
          Matthews & Branscomb, P.C.
          One Alamo Center
          106 South St. Mary's, Suite 800
          San Antonio, Texas  78205

          and

          T. Drew Cauthorn,
          Cauthorn, Hale, Hornberger, Fuller, Sheehan & Becker, Inc. One Riverwalk Place, Suite 620
          San Antonio, Texas  78205

          If to Norwest:

               Norwest Corporation
               Sixth and Marquette
               Minneapolis, MN  55479-1026
               Attention:  Secretary

     4.4 AMENDMENTS AND WAIVERS. No provision of this Tax Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the party against whom enforcement of such modification, waiver or discharge is sought. Except to the extent otherwise specifically provided in this Tax Agreement, the failure at any time to enforce any of the provisions of this Tax Agreement will in no way be construed as a waiver of those provisions and will not affect the right of either party thereafter to enforce each and every provision of this Tax Agreement in accordance with its terms.

     4.5 GOVERNING LAW; CONSTRUCTION. This Tax Agreement and the legal relations between the parties as to all matters, including, without limitation, matters of validity, interpretation, construction, performance and remedies, will be governed by and construed exclusively in accordance with the internal laws of the

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     State of Minnesota (without regard to the conflict of laws provisions of any jurisdiction). Headings are for purposes of convenience only and do not constitute a part of this Tax Agreement. The invalidity or unenforceability of all or any part of any provision of this Tax Agreement will not affect the validity or enforceability of the remainder of such provision or of any other provision of this Tax Agreement or the Reorganization Agreement, which will remain in full force and effect.

     4.6 BINDING AGREEMENT; ASSIGNABILITY. This Tax Agreement will be binding upon and inure to the benefit of and be enforceable by the parties and their heirs, legal representatives, successors and permitted assigns, but neither this Tax Agreement nor any of the rights, interests or obligations hereunder may be assigned except to the extent permitted under the Reorganization Agreement. This Tax Agreement is intended for the sole benefit of the parties hereto, Valley-Hi, its subsidiaries and their respective successors and assigns.

     4.7 COUNTERPARTS. This Tax Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Tax Indemnification Agreement to be duly executed by their authorized officers, effective as of the date set forth above.

NORWEST CORPORATION                 SHAREHOLDERS


By:  /s/ Kenneth R. Murray                Ray Ellison Trust Number 1
     ---------------------
Its: Executive Vice President
     ------------------------
                                    By:  /s/ Ronald K. Calgaard
                                       ------------------------
                                        As Trustee

                                    By:  /s/  A. Baker Duncan
                                       ----------------------
                                        As Trustee

                                    By:  /s/ Bonnie Ellison
                                       --------------------
                                        As Trustee

                                       /s/ Jack Willome
                                     ------------------
                                     Jack Willome

                                       /s/ Jack Biegler
                                     ------------------
                                     Jack Biegler

                                       /s/ Jack Robinson
                                     -------------------
                                     Jack Robinson

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